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                                                                   Exhibit 10.54



                                STAMPS.COM INC.
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                      NOTE SECURED BY SECURITY AGREEMENT
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$6,641,252.86                                                  November 30, 2000
                                                         Santa Monica,California

          FOR VALUE RECEIVED, John Payne ("Maker") promises to pay to the order of Stamps.com Inc., a Delaware corporation (the "Corporation"), at its corporate offices at 3420 Ocean Park Boulevard, Suite 1040, Santa Monica, California, 90405, the principal sum of SIX MILLION SIX HUNDRED FORTY ONE THOUSAND TWO HUNDRED FIFTY TWO DOLLARS AND EIGHTY SIX CENTS ($6,641,252.86), together with all accrued interest thereon, upon the terms and conditions specified below.

          1.  Principal. The entire principal balance of this Note shall become
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due and payable in one lump sum on June 30, 2001, subject to the accelerated payment provisions of Paragraph 4 of this Note.

          2.  Interest. Interest shall accrue on the principal amount
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outstanding from time to time under this Note at the prime rate as reported from time to time in the Wall Street Journal, compounded semi-annually. Accrued and unpaid interest shall become due and payable on June 30, 2001, subject to the accelerated payment provisions of Paragraph 4 of this Note.

          3.  Payment. Payment shall be made in lawful tender of the United
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States and shall be applied first to the payment of all accrued and unpaid interest and then to the payment of principal. Prepayment of the principal balance of this Note, together with all accrued and unpaid interest on the portion of principal so prepaid, may be made in whole or in part at any time without penalty.

          4.  Events of Acceleration. The entire unpaid principal balance of
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this Note, together with all accrued and unpaid interest, shall become immediately due and payable prior to the specified due date of this Note upon the occurrence of one or more of the following events:


                    A. The insolvency of the Maker, the commission of any act of bankruptcy by the Maker, the execution by the Maker of a general assignment for the benefit of creditors, the filing by or against the Maker of any petition in bankruptcy or any petition for relief under the provisions of the Federal bankruptcy act or any other state or Federal law for the relief of debtors and the continuation of such petition without dismissal for a period of thirty (30) days or more, the appointment of a receiver or trustee to take possession of any property or assets of the Maker or the attachment of or execution against any property or assets of the Maker.
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                    B.      An acquisition of the Corporation (whether by
     merger, sale of all or substantially all of the Corporation's assets or sale of more than fifty percent (50%) of the Corporation's outstanding voting securities) for consideration payable in cash or freely-tradable securities; provided, however, that if the Pooling of Interest Method, as
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     described in Accounting Principles Board Opinion No. 16, is used to account for the acquisition for financial accounting purposes and Maker is subject to any transfer restrictions as a result of such accounting treatment, then acceleration of this Note shall not occur until the end of the sixty (60)- day period immediately following the close of the applicable transfer restriction period required under Accounting Series Release Numbers 130 and 135.

                    C. The occurrence of any event of default under the Security Agreement securing this Note or any obligation secured thereby.

                    D. The shares of the Corporation's Common Stock cease to be listed on a national securities exchange or quoted on a Nasdaq Stock Market.

                    E. The breach of any covenant, representation or warranty made by Maker under the terms of his separation agreement with the Corporation or the Security Agreement, each dated even date herewith.

          5.  Security.  Payment of this Note shall be secured by a pledge of
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all shares of the Corporation's Common Stock and all shares of EncrypTix, Inc.
held by Maker ("Pledged Shares") to the Corporation pursuant to the Security Agreement to be executed as of the date hereof by the Maker. The Maker, however, shall remain personally liable for payment of this Note, and any and all assets of the Maker, in addition to the collateral under the Security Agreement, may be applied to the satisfaction of the Maker's obligations hereunder.

          6.  Collection.  If action is instituted to collect this Note, the
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Maker promises to pay all costs and expenses (including reasonable attorney fees) incurred in connection with such action.

          7.  Waiver.  A waiver of any term of this Note, the Security Agreement
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or of any of the obligations secured thereby must be made in writing and signed by a duly-authorized officer of the Corporation and any such waiver shall be limited to its express terms.

          No delay by the Corporation in acting with respect to the terms of this Note or the Security Agreement shall constitute a waiver of any breach, default, or failure of a condition under this Note, the Security Agreement or the obligations secured thereby.

          The Maker waives presentment, demand, notice of dishonor, notice of default or delinquency, notice of acceleration, notice of protest and nonpayment, notice of costs, expenses or losses and interest thereon, notice of interest on interest and diligence in taking any action to collect any sums owing under this Note or in proceeding against any of the rights or interests in or to properties securing payment of this Note.

                                       2.
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          8.  Conflicting Agreements; Supersedence.  In the event of any
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inconsistencies between the terms of this Note and the terms of any other document related to the loan evidenced by the Note, the terms of this Note shall prevail. This Note supersedes and replaces that certain Secured Promissory Note from Maker to Corporation dated October 29, 1998 and that certain Revolving Note Secured by Stock Pledge Agreement from Maker to Corporation dated April 12, 2000.

          9.  Governing Law.  This Note shall be construed in accordance with
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the laws of the State of California without resort to that State's conflict-of-
laws rules.




                                   _____________________________________________
                                                MAKER: JOHN M. PAYNE

                                       3.